Exhibit 10.17

Acies Acquisition LLC

1219 Morningside Drive, Suite 1100

Manhattan Beach, CA 90266

Daniel Fetters; Edward King

February 1, 2021

Andrew Pascal
c/o PLAYSTUDIOS, Inc.

10150 Covington Cross Drive

Las Vegas, NV 89144

Re: Acies Interest Forfeiture

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, and entered into by and among PlayStudios, Inc., a Delaware corporation (the “Company”), Acies Acquisition Corp., a Cayman Islands exempted company (“Acies”), Catalyst Merger Sub I, Inc., a Delaware corporation, and Catalyst Merger Sub II, LLC, a Delaware limited liability company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement or the Amended and Restated Limited Liability Company Operating Agreement of Acies Acquisition LLC, a Delaware limited liability company (the “Sponsor”), dated October 27, 2020 (the “LLCA”), among the Company and the members named therein, as applicable.

In connection with the Merger Agreement, the Sponsor entered into the Sponsor Agreement, dated as of the date hereof (the “Sponsor Agreement”), among the Sponsor and the Company, whereby the Sponsor has agreed, among other things, to forfeit certain of its Acies Class B Ordinary Shares and Acies Warrants for no consideration (the “Forfeiture”). Based on your capital contribution to the Sponsor, you currently have a right to 522,843 Acies Class B Ordinary Shares and 449,129 Acies Warrants (collectively, your “Acies Interest”). In connection with the Forfeiture and pursuant to Section 3.05 of the LLCA, you and the Sponsor agree that the Forfeiture will not be allocated pro rata among the members of the Sponsor. Instead, you and the Sponsor agree that the Forfeiture will first be allocated to your Acies Interest, such that, as a result of the Forfeiture, you will have no right to Acies Class B Ordinary Shares or Acies Warrants (such forfeiture, your “Acies Interest Forfeiture”). For clarification, the Acies Interest Forfeiture will not be effectuated until the Forfeiture occurs pursuant to the Sponsor Agreement and is subject to the Closing. If either the Merger Agreement or the Sponsor Agreement is terminated before the Closing occurs, the Acies Interest Forfeiture will be deemed not to have occurred and be null and void, and this letter agreement shall also automatically terminate.

This letter agreement constitutes a valid and binding obligation of the parties hereto, enforceable against each of them in accordance with its terms. Article X of the of the LLC Agreement is incorporated herein by reference, mutatis mutandis.

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Sincerely,

ACIES ACQUISITION LLC

By:	/s/ Daniel Fetters

Name: Daniel Fetters
Title: Managing Member

By:	/s/ Edward King

Name: Edward King
Title: Managing Member

Signature Page to Letter Agreement

Agreed to and accepted:

Andrew pascal

/s/ Andrew Pascal

Signature Page to Letter Agreement